Consent of Independent Registered Public Accounting Firm

The Board of Trustees
The Dreyfus/Laurel Funds Trust

We consent to the reference to our firm under the heading "Counsel and Independent Registered Public Accounting Firm" in the statement of additional information.

KPMG LLP

New York, New York
July 11, 2005